Exhibit 14.(a).3

CONSENT

I hereby consent to the inclusion of the summary of my appraisal of Alon Holdings Blue Square's investment property under the captions “Summary of Significant Accounting Policies” (note 2f) and “Investment Property” (note 7) in the consolidated financial statements of Alon Holdings Blue Square-Israel Ltd. contained in the Annual Report on Form 20-F of Alon Holdings Blue Square-Israel Ltd. for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ Oded Haushner
June 26, 2011	O. Haushner Civil Eng. and
Real Estate Appraisal Ltd.